Babylon Holdings Limited
(the “Issuer”)
To:    Kroll Trustee Services Limited as Trustee acting on behalf of the Bridge Finance Parties as defined in the Bridge Loan Note Facility Agreement (as defined below).
For the attention of: Sajdah Afzal
17 April 2023
Dear Sirs,
Loan note facility agreement dated 9 March 2023 between, amongst others, the Issuer and Kroll Trustee Services as Trustee and Security Agent (the “Bridge Loan Note Facility Agreement”).
We refer to the Bridge Loan Note Facility Agreement.
Capitalised terms used but not defined in this letter shall have the meanings given to them in the Bridge Loan Note Facility Agreement. References to clauses or paragraphs in this letter are references to the clauses and paragraphs of the Bridge Loan Note Facility Agreement unless expressly stated otherwise or the context so requires. The provisions of Clause 1.2 (Construction) apply to this letter as though they were set out in full in this letter except that references to this Agreement are to be construed as references to this letter.
This letter is designated as a Bridge Finance Document.
1.WAIVER AND AMENDMENT REQUEST
In accordance with Clause 22 (Amendments and Waivers), subject to the terms of this letter, the Issuer requests that the Trustee (acting on the instructions of the Majority Bridge Noteholders) agree that:
(a)the condition to the Tranche 3 Commitment Amount Payment that the Binding Terms Milestone shall be satisfied on or before the Binding Terms Milestone Date pursuant to Clause 5.2(b)(ii) (Conditions Precedent to the Subsequent Commitment Amount Payments) of the Subscription Agreement be irrevocably and unconditionally waived;
(b)pursuant to sub-paragraph (c) of clause 14.29 (Operational Milestones) of the Bridge Loan Note Facility Agreement, sub-paragraphs (b)(i) and (d)(i) of clause 14.29 (Operational Milestones) of the Bridge Loan Note Facility Agreement shall be amended so that references to “1 May 2023” shall be replaced by “10 May 2023” and the reference to “28 April 2023” shall be replaced by “9 May 2023”;
(c)sub-paragraph (a)(iii) of clause 14.40 (Condition Subsequent) of the Bridge Loan Note Facility Agreement shall be amended so that the words “not later than the date falling twenty (20) Business Days following the date on which the Issuer files its Annual Report on Form 10-K for the year ended 31 December 2022 with the U.S. Securities and Exchange Commission” shall be replaced by “not later than ten (10) Business Days following the receipt by the Issuer of a written request to file such registration statement by the Majority Bridge Noteholders”; and
(d)upon completion of the implementation of the Governance Changes (as defined below), the Issuer’s obligations under clause 14.36 (Corporate Governance) of the Bridge Loan Note Facility Agreement relating to the selection and appointment of each of the First Additional Independent Director and the Second and Third Additional Independent Director shall be deemed to be satisfied and for the purposes of the provisions relating to the resignation and/or replacement of New Independent Directors, the Additional Nominated Independent Director (as defined below) shall be deemed to be a New Independent Director.
2.ISSUER UNDERTAKINGS
2.1In consideration for the Majority Bridge Noteholders agreeing to the waiver and amendments set out in Clause 1 (Waiver and Amendment Request) above, the Issuer undertakes to:
(a)
(i)following the nomination of such person by the Majority Bridge Noteholders, use all reasonable endeavours to complete the appointment of an additional Bridge Noteholder-selected Independent Director (the “Additional Nominated Independent Director”) as soon as reasonably practicable and in any event no later than 5 Business Days following such person passing all background checks and other regulatory and compliance processes relating to the appointment of directors of the Issuer as a public company listed on the New York Stock Exchange (including, without limitation, any enhanced requirements relating to directors serving on the Issuer’s audit committee) and the Issuer undertakes to use all reasonable endeavours to complete such processes as soon as reasonably practicable and to inform the Majority Bridge Noteholders what specific checks and process will be required and to provide updates no less frequently than each Friday relating to the progress of any such checks and processes; and
(ii)procure the resignation or removal of Per Brilioth and Georgi Ganev as directors of the Issuer, as soon as reasonably practicable after, and in any event within 5 Business Days of, the appointment of the Additional Nominated Independent Director as a director of the Issuer, the changes to the composition of the Board of Directors of the Issuer contemplated by paragraphs (i) and (ii) above, being the “Governance Changes”;
(b)ensure that, following the implementation of the Governance Changes, the board of the Issuer shall at all times comprise a maximum of five directors, a majority of which must be independent non-executive directors, two of which must be Bridge Noteholder-selected Independent Directors (subject to any resignation and/or replacement of any independent non-executive directors of the Issuer in accordance with the provisions of clause 14.36 (Corporate Governance) of the Bridge Loan Note Facility Agreement);
(c)populate the electronic data room established in connection with the Bridge Loan Note Facility Agreement and to which the Bridge Noteholder Advisors have access (the “Bridge DD Data Room”) with the due diligence materials disclosed to all bidders participating in the Project Thor M&A process and uploaded to the electronic data room to which such bidders participating in the Project Thor M&A Process have access within 2 Business Days of the date of this letter and upload the due diligence materials set out in Schedule 1 to this Letter (the “Initial Diligence List”) to the Bridge DD Data Room within 5 Business Days of the date of this letter and shall provide any other information relating to the Issuer or the Group as may be reasonably requested by the Bridge Noteholder Advisors (the “Diligence Requests”) as soon as reasonably practicable and in any event within 5 Business Days;
(d)ensure that the Bridge Noteholder Advisors are provided within 2 Business Days all access to management and key employees of the Issuer or any of its subsidiaries as may be requested by the Bridge Noteholder Advisors;
(e)use all reasonable endeavours to ensure that:
(i)any written responses to Diligence Requests are reasonably detailed and reference the most recent available information and documents;
(ii)all written factual information given by it is true and accurate in all material respects as at the date it is provided, the date such information is stated to be accurate or the date of the facts and circumstances by reference to which such information is stated to be given (as applicable) and does not omit to state any fact the omission of which would make that information misleading in any material respect; and
(iii)any financial projections are prepared in good faith on the basis of recent historical information and on the basis of assumptions that, in the opinion of the Issuer, are reasonable at the time they are made having regard to the information available to the Issuer at the time of preparation,
(f)within 2 Business Days of the date of this letter mandate the Issuer’s financial advisor, Alvarez & Marsal, to review and assess the business plan and budget prepared by the Issuer and the Issuer shall work expeditiously and in good faith to prepare as soon as reasonably practicable a revised business plan and budget in consultation and collaboration with Alvarez & Marsal and the Bridge Noteholder Advisors for approval by the Majority Bridge Noteholders and the Company and Alvarez & Marsal shall provide an update presentation to the Bridge Noteholders in the week commencing 1 May 2023;

(g)within 5 Business Days of the date of this letter, enter into a new fee letter with Kirkland & Ellis International LLP in its capacity as a Bridge Noteholder Advisor and
(h)within 5 Business days of receipt of a new fee letter from PJT Partners, enter into the new fee letter with PJT Partners in its capacity as a Bridge Noteholder Advisor.
3.EFFECTIVE TIME
By countersigning this letter, the Trustee (acting on the instructions of the Majority Bridge Noteholders) hereby consents to the waivers and amendments requested in paragraph 1 of this letter on the date of its countersignature.
4.MISCELLANEOUS
4.1The Trustee is requested to promptly countersign this letter for and on behalf of the relevant Bridge Noteholders where indicated below and return it to the Issuer promptly following its receipt of Majority Bridge Noteholders consent in respect of the waivers and amendments requested in paragraph 1 of this letter.
4.2Except as otherwise provided in this letter, the Bridge Finance Documents shall remain in full force and effect and the waivers given and amendments effected pursuant to this letter are limited only to the matters stated in the letter and also to the extent that those matters are described in this letter. Save to the extent specified, this letter is not and shall not be construed as, an amendment or waiver of any obligation of, or default by, any Obligor under any Bridge Finance Document.
4.3The waiver given and amendments effected are without prejudice to any rights which the Bridge Finance Parties may have at any time now or in the future in relation to any outstanding Default, Event of Default, or any other circumstances or matters other than as referred to in this letter (and whether subsisting at the date of this letter or otherwise), which rights shall remain in full force and effect (save as specifically and expressly waived under this letter).
4.4A person who is not a party to the Bridge Loan Note Facility Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter.
4.5Clause 29 (Severability), Clause 30 (Counterparts) and Clause 31 (Notices) of the Bridge Loan Note Facility Agreement shall be deemed incorporated in this letter (with such conforming amendments as the context required) as if set out herein with each reference to the Bridge Loan Note Facility Agreement being deemed to be a reference to this letter.
5.GOVERNING LAW
5.1This letter and any non-contractual obligations arising from or connected to it are governed by English law.

Yours faithfully, /s/ Ali Parsadoust
For and on behalf of BABYLON HOLDINGS LIMITED
Name:     Ali Parsadoust
Title:         CEO
Date:        17 April 2023

We confirm the consent and agreement of the Majority Bridge Noteholders to the requests set out in this letter on the terms of this letter.

SIGNED for and on behalf of
KROLL TRUSTEE SERVICES AS TRUSTEE
as the Trustee for and on behalf of the Bridge Noteholders under the Bridge Loan Note Facility Agreement

    /s/ Sajdah Afzal

Name:	Sajdah Afzal
Title:	Authorised Signatory
Date:	17 April 2023

SCHEDULE 1
Initial Diligence List

1. M&A Process, Financing Process and Material Contracts
•Presentation materials most recently delivered to the Board of the Issuer detailing the status of the M&A Process and Recapitalisation Process
•High level analysis of contractual change of control and insolvency triggers in material commercial contracts

2. Cash Flows, Profitability & Business Plan
•Latest STCFF, showing funding need, and how this correlates to SEC disclosure requirement
•Full business plan model to 2027, including profitability projections
•Revenue and profitability by legal entity for financial years ending 31 December 2021 and 31 December 2022
•Annual P&L and balance sheet by legal entity for financial years ending 31 December 2021 and 31 December 2022
•Quarterly Babylon management accounts for financial years ending 31 December 2021 and 31 December 2022

3. Balance Sheet
•Balance sheet by entity as at 31 March 2023
•List of all bank accounts and balances as at 31 March 2023, including detail on cash at each entity
•Intercompany Matrix
•Material tax losses by entity
•Details of any other local level lines of funding, or third party financial indebtedness
•Full list of material assets, including any IP, goodwill or other at an entity-by-entity level